Exhibit 99.1
For Immediate Release
PLATO Learning Enters into Merger Agreement with Thoma Bravo
Shareholders to receive $5.60 per share in cash; transaction valued at $143 million
Minneapolis, MN (March 26, 2010) – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K-adult online learning solutions, today announced it has entered into a definitive agreement to be acquired by an affiliate of Thoma Bravo, LLC in a transaction valued at approximately $143 million. The PLATO Learning board of directors unanimously approved the agreement and will recommend that the Company’s shareholders approve the transaction.
Under the terms of the agreement, PLATO Learning shareholders will receive $5.60 in cash for each share of PLATO Learning common stock they hold, representing a premium of approximately 30% over the Company’s average closing price during the 30 trading days ending March 25, 2010 and a 34% premium over the Company’s average closing price during the 90 trading days ending March 25, 2010.
“Our agreement with Thoma Bravo represents an attractive valuation for our shareholders, and we look forward to closing the transaction as quickly as possible,” said Vin Riera, PLATO Learning’s President and Chief Executive Officer. “We also look forward to partnering with Thoma Bravo in continuing to focus on delivering high quality PLATO Learning solutions to our customers.”
     “Thoma Bravo is excited to partner with PLATO Learning’s existing management team to enhance the Company’s growth and bring increased value to customers,” said Holden Spaht, a Principal at Thoma Bravo. “PLATO’s established solutions and experienced leadership team, coupled with Thoma Bravo’s expertise in buying and building software companies, presents an excellent opportunity for PLATO to further strengthen its position within the education technology market.”
The transaction is subject to customary closing conditions, including requisite regulatory approvals and approval of PLATO Learning shareholders. The transaction is not subject to a financing condition. PLATO Learning expects the transaction to close in the Company’s fiscal quarter ending July 31, 2010.
Thomas Weisel Partners LLC served as exclusive financial advisor to PLATO Learning, and Craig-Hallum Capital Group LLC provided a fairness opinion to the Company’s Board of Directors.

About PLATO Learning, Inc.
PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. For more information on PLATO Learning, visit www.plato.com.
About Thoma Bravo, LLC
Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 29 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Thoma Bravo applies its investment strategy across multiple industries with a particular focus on the software and services sectors. In the software industry, Thoma Bravo has completed 49 acquisitions across 14 platform companies with total annual earnings in excess of $600 million. For more information on Thoma Bravo, visit www.thomabravo.com.
Information regarding the solicitation of proxies
In connection with the proposed transaction, PLATO Learning will file a proxy statement and relevant documents concerning the proposed transaction with the SEC relating to the solicitation of proxies to vote at a special meeting of shareholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the shareholders of PLATO Learning in advance of the special meeting. Shareholders of PLATO Learning are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about PLATO Learning and the proposed transaction. Shareholders may obtain a free copy of the proxy statement and any other relevant documents filed by PLATO Learning with the SEC (when available) at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by PLATO Learning by contacting PLATO Learning Investor Relations by e-mail at investor.relations@plato.com or by phone at (952) 832-1000.
PLATO Learning and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from PLATO Learning shareholders in respect of the proposed transaction. Information about the directors and executive officers of PLATO Learning and their respective interests in PLATO Learning by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition when it becomes available. Each of these documents is, or will be, available for free at the SEC’s Web site at www.sec.gov and at the PLATO Learning Investor Relations Web site at www.PLATO.com/investor-relations.aspx.
Cautionary statement regarding forward-looking statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, and the completion of the transaction. These statements are based on the current expectations of management of PLATO Learning, Inc., involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, conditions to the closing of the transaction may not be satisfied and the transaction may involve unexpected costs, liabilities, or delays, any of which could cause the transaction to not be consummated. Additional factors that may affect the future results of PLATO Learning are set forth in its filings with the Securities and Exchange Commission, which are available at www.sec.gov. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. PLATO Learning is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
CONTACTS:
For PLATO Learning:
     Robert Rueckl
      Chief Financial Officer
      PLATO Learning, Inc
      952.832.1000
For Thoma Bravo:
      Amber Roberts
      Lane PR
      646.673.8547
      amber@lanepr.com